EXHIBIT 99.1

CMGI REPORTS FOURTH QUARTER AND FULL FISCAL YEAR 2004 FINANCIAL RESULTS

CMGI REPORTS SIGNIFICANT IMPROVEMENTS IN OPERATING RESULTS

Waltham, Mass. September 30, 2004 — CMGI, Inc. (Nasdaq: CMGI) today reported financial results for its fourth quarter and full fiscal year ended July 31, 2004.

“The results today show significant progress to date, as we’ve restructured and realigned our business. With the Modus Media, Inc. acquisition, CMGI has established itself as a global market leader in supply chain management. By combining the supply chain management businesses of Modus Media and SalesLink into our new company, ModusLink, we have greater customer diversity, geographic scope and product offerings. CMGI’s supply chain business will continue to focus on customer service excellence in the thriving outsourcing marketplace,” said Joseph C. Lawler, President and Chief Executive Officer of CMGI.

Year Over Year Operating Highlights

•	Total Net Revenue, down 9%

•	Total Operating Loss, improved by 74%

•	Net Income/(Loss), improved by 140%

•	Non-GAAP operating loss, improved by 57%

Fiscal Year

CMGI reported net revenue of $397.4 million for the fiscal year ended July 31, 2004. This compares to net revenue of $437.0 million for the fiscal year ended July 31, 2003, a decrease of $39.6 million, or 9%. This decrease was primarily attributable to lower order volumes and lower per unit selling prices for certain programs that support a major U.S.-based original equipment manufacturer (OEM) customer. This decrease was partially offset by the addition of new projects in supply chain management and marketing distribution services during the year.

CMGI reported an operating loss of $23.7 million for the fiscal year ended July 31, 2004, compared to an operating loss of $92.4 million for the fiscal year ended July 31, 2003, an improvement of $68.7 million, or 74%. The decrease in the operating loss was largely the result of lower restructuring and general and administrative expenses during fiscal 2004 as compared to the prior year. The decreases in these operating costs were partially offset by a decline in gross margin from 8% to 6% primarily due to a change in the composition of products distributed for certain of our customers as well as price reductions provided to a major customer. The fiscal 2004 operating loss also included charges related to the amortization of stock-based compensation and depreciation totaling $7.1 million and net restructuring charges of $5.6 million. Included in the Company’s fiscal 2003 operating loss were charges related to the amortization of stock-based compensation and depreciation totaling $10.8 million, and net restructuring charges of $55.3 million.

CMGI reported net income of $87.0 million, or $0.22 diluted earnings per share for fiscal 2004, compared to a net loss of $216.3 million, or ($0.55) diluted loss per share for fiscal 2003. The net income in fiscal 2004 included a non-cash income tax benefit of approximately $76.4 million as a result of a reduction in the Company’s estimate of certain income tax liabilities that had been included in accrued income taxes on the Company’s balance sheet, and a $40.5 million gain by the Company’s AltaVista subsidiary on the sale of approximately 3.2 million shares of Overture Services, Inc. common stock. The net loss in fiscal 2003 included a loss from discontinued operations of $81.6 million, or ($0.21) diluted loss per share.

Excluding the effects of charges related to depreciation, amortization, long-lived asset impairment and restructuring, CMGI reported a non-GAAP operating loss of $11.0 million for the fiscal year ended July 31, 2004 versus a non-GAAP operating loss of $25.8 million in the fiscal year ended July 31, 2003. The decrease in our non-GAAP operating loss in fiscal 2004, as compared to fiscal 2003, is primarily the result of progress against cost reduction initiatives throughout the Company.

The Company believes that its non-GAAP measure of operating income/(loss) (“non-GAAP operating income/(loss)”) provides investors with a useful supplemental measure of the Company’s operating performance by excluding the impact of non-cash charges and restructuring activities. Each of the excluded items (depreciation, amortization of stock-based compensation, long-lived asset impairment and restructuring) were excluded because they may be considered to be of a non-operational nature. Historically, the Company has recorded significant impairment and restructuring charges and therefore management uses non-GAAP operating income/(loss) to assist in evaluating the performance of the Company’s core operations. Non-GAAP operating income/(loss) does not have any standardized definition and therefore is unlikely to be comparable to similar measures presented by other reporting companies. These non-GAAP results should not be evaluated in isolation of, or as a substitute for the Company’s financial results prepared in accordance with United States generally accepted accounting principles (“GAAP”). A table reconciling the Company’s non-GAAP operating loss to its GAAP operating loss is included in the statements of operations information in this release.

Fourth Quarter

CMGI reported net revenue of $96.5 million for the fourth quarter ended July 31, 2004. This compares to net revenue of $105.8 million for the quarter ended April 30, 2004, a decrease of $9.3 million, or 9%, quarter over quarter. This decrease was primarily due to lower order volumes from a major original equipment manufacturer (OEM) customer in Europe.

CMGI reported an operating loss of $5.3 million for the fourth quarter ended July 31, 2004, compared to an operating loss of $6.5 million for the third quarter ended April 30, 2004, a decrease of $1.2 million, or 18%, quarter over quarter. The decrease in the operating loss was largely the result of lower restructuring expenses during the fourth quarter and an increase in gross margins from 5% to 6%, quarter over quarter. Partially offsetting these improvements from operations were integration expenses related to the Modus Media acquisition and severance related costs. The fiscal 2004 fourth quarter operating loss also included charges related to the amortization of stock-based compensation and depreciation totaling $1.5 million. Included in the Company’s third quarter operating loss were charges related to the amortization of stock-based compensation and depreciation totaling $1.8 million, and net restructuring charges of $2.8 million. In addition, the operating loss for the three months ended April 30, 2004 included approximately $0.3 million of charges associated with a potential acquisition that was not consummated.

CMGI reported a net loss of $6.8 million, or ($0.02) diluted loss per share for the fourth quarter of fiscal 2004. This compares to net income of $69.4 million, or $0.17 diluted earnings per share, for the third quarter ended April 30, 2004. Net income in the third quarter of fiscal 2004 included a non-cash income tax benefit of approximately $76.4 million as a result of a reduction in the Company’s estimate of certain income tax liabilities that had been included in accrued income taxes on the Company’s balance sheet.

Excluding the effects of charges related to depreciation, amortization, long-lived asset impairment, and restructuring, CMGI reported a non-GAAP operating loss of $3.7 million for the fourth quarter ended July 31, 2004 compared to a non-GAAP operating loss of $1.9 million for the third quarter ended April 30, 2004. The increase in non-GAAP operating loss in the fourth quarter was primarily the result of integration costs associated with the Modus Media acquisition and severance related costs. The non-GAAP operating loss for the three months ended April 30, 2004 included approximately $0.3 million of charges associated with a potential acquisition that was not consummated.

As of July 31, 2004, CMGI had consolidated cash, cash equivalents and marketable securities of $272.2 million, versus consolidated cash, cash equivalents and marketable securities of $260.2 million at the end of the prior quarter. Cash, cash equivalents and marketable securities increased in the fourth quarter of fiscal year 2004 primarily due to cash provided from operating and investing activities of approximately $3.2 million and $9.4 million, respectively. The cash generated from investing activities included approximately $11.2 million from the release of the escrow proceeds associated with the AltaVista transaction, partially offset by other investing activities, including the investment of approximately $2.1 million in certain @Ventures investments. On August 2, 2004, CMGI completed the acquisition of Modus Media. As part of the consideration, CMGI made a net cash payment of approximately $66.2 million to retire Modus’ debt and pay certain deal related costs.

Basis of Presentation

The Company’s results of continuing operations discussed herein exclude the results of operations of the Company’s former operating companies AltaVista and uBid, each of which sold substantially all of their assets, Engage, NaviSite, Yesmail, and Tallan, each of which were divested, and ProvisionSoft, which ceased operations, during the fiscal year ended July 31, 2003. The results of operations of each of these former operating companies have been reported as discontinued operations in accordance with U. S. generally accepted accounting principles.

Conference Call Scheduled for September 30th

CMGI will hold a conference call to discuss its fourth quarter and full fiscal year 2004 results at 5:00 p.m. Eastern Time on September 30, 2004. Investors can listen to the conference call on the Internet at www.cmgi.com/investor. To listen to the live call, go to the Web site at least 15 minutes prior to the start time to download and install the necessary audio software.

About CMGI

CMGI, Inc. (Nasdaq: CMGI), through its subsidiaries, ModusLink and SalesLink, provides technology and product solutions that help businesses market, sell and distribute their products and services, and through its venture capital affiliate, @Ventures, invests venture capital in a variety of technology ventures. For additional information see www.cmgi.com.

This release contains forward-looking statements, which address a variety of subjects including, for example, the expected benefits of the Modus acquisition and our integration efforts, anticipated customer demands for certain products, expected continued growth in the markets for our products and services, and the expected ability of CMGI to preserve and utilize its capital resources, and increase productivity, to grow its businesses. All statements other than statements of historical fact, including without limitation, those with respect to CMGI’s goals, plans and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: CMGI’s success, including its ability to decrease its cash burn rate, improve its cash position, expand its operations and revenues and reach profitability, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its products and services; the possibility that expected benefits of the Modus acquisition or the financial forecasts of CMGI following the Modus acquisition may not be achieved, due to problems or unexpected costs that may arise in successfully integrating the Modus business or an inability to realize expected synergies or make expected future investments in the combined businesses; CMGI’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; CMGI may not be able to expand its operations in accordance with its business strategy; CMGI’s cash balances may not be sufficient to allow CMGI to meet all of its business and investment goals; CMGI may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; CMGI derives a significant portion of its revenue from a small number of customers and the loss of any of those customers would significantly damage CMGI’s financial condition and results of operations; and increased competition and technological changes in the markets in which CMGI competes. For a detailed discussion of cautionary statements that may affect CMGI’s future results of operations and financial results, please refer to CMGI’s filings with the Securities and Exchange Commission, including CMGI’s most recent quarterly Report on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Investors-Financial

Tom Oberdorf

Chief Financial Officer

ir@cmgi.com

CMGI, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended			Fiscal Year ended
	July 31, 2004	April 30, 2004	July 31, 2003	July 31, 2004	July 31, 2003
Net revenue	$96,466	$105,789	$97,882	$397,422	$436,987
Operating expenses:
Cost of revenue	90,392	100,352	90,389	372,293	403,883
Selling	1,751	1,365	1,446	5,323	6,792
General and administrative	9,469	7,641	13,741	37,532	62,668
Amortization of stock-based compensation	71	72	54	333	218
Impairment of long-lived assets	—	—	—	—	456
Restructuring, net	38	2,811	26,204	5,604	55,348

Total operating expenses	101,721	112,241	131,834	421,085	529,365

Operating loss	(5,255)	(6,452)	(33,952)	(23,663)	(92,378)
Other income (deductions):
Other gains (losses), net	(85)	431	4,363	43,398	(41,317)
Minority interest	43	76	69	(2,075)	319
Equity in income (losses) of affiliates, net	(785)	199	163	(756)	(1,774)
Interest income	748	799	734	3,569	3,396
Interest (expense) recovery, net	(505)	(451)	(409)	(1,732)	321

Total	(584)	1,054	4,920	42,404	(39,055)

Income (loss) from continuing operations before income taxes	(5,839)	(5,398)	(29,032)	18,741	(131,433)
Income tax expense (benefit)	649	(74,739)	582	(69,532)	3,249

Income (loss) from continuing operations	(6,488)	69,341	(29,614)	88,273	(134,682)
Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	(314)	61	13,224	(1,298)	(81,626)

Net income (loss)	$(6,802)	$69,402	$(16,390)	$86,975	$(216,308)

Basic and diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$(0.02)	$0.17	$(0.07)	$0.22	$(0.34)
Earnings (loss) from discontinued operations	$—	$—	$0.03	$—	$(0.21)

Earnings (loss)	$(0.02)	$0.17	$(0.04)	$0.22	$(0.55)

Shares used in computing basic earnings (loss) per share	400,845	400,721	394,514	399,153	393,455

Shares used in computing diluted earnings (loss) per share	400,845	405,650	394,514	404,246	393,455

CMGI, Inc. and Subsidiaries

Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended			Fiscal Year ended
	July 31, 2004	April 30, 2004	July 31, 2003	July 31, 2004	July 31, 2003
Net revenue:
eBusiness and Fulfillment	$96,355	$105,663	$97,545	$396,808	$435,879
Enterprise Software and Services	—	—	—	—	227
Managed Application Services	111	126	337	614	881

	$96,466	$105,789	$97,882	$397,422	$436,987

Operating income (loss):
eBusiness and Fulfillment	$(408)	$(3,824)	$(7,036)	$(2,607)	$(20,021)
Enterprise Software and Services	23	—	120	23	(846)
Managed Application Services	85	137	(904)	594	(653)
Portals	—	(221)	(436)	(1,807)	(17)
Other	(4,955)	(2,544)	(25,696)	(19,866)	(70,841)

	$(5,255)	$(6,452)	$(33,952)	$(23,663)	$(92,378)

Non-GAAP operating income (loss):
eBusiness and Fulfillment	$1,036	$537	$695	$6,065	$7,352
Enterprise Software and Services	—	—	50	—	(861)
Managed Application Services	111	125	652	609	1,212
Portals	—	(8)	55	(27)	1,011
Other	(4,895)	(2,511)	(6,333)	(17,602)	(34,487)

	$(3,748)	$(1,857)	$(4,881)	$(10,955)	$(25,773)

Note: Non-GAAP operating income (loss) represents total operating income (loss), excluding net charges related to depreciation, amortization of stock-based compensation, long-lived asset impairment and restructuring.

TABLE RECONCILING GAAP OPERATING INCOME (LOSS) TO NON-GAAP OPERATING INCOME (LOSS)

GAAP Operating Loss	$(5,255)	$(6,452)	$(33,952)	$(23,663)	$(92,378)
Adjustments:
Depreciation	1,398	1,712	2,813	6,771	10,583
Amortization of stock-based compensation	71	72	54	333	218
Long-lived asset impairment	—	—	—	—	456
Restructuring, net	38	2,811	26,204	5,604	55,348

Non-GAAP Operating Loss	$(3,748)	$(1,857)	$(4,881)	$(10,955)	$(25,773)